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EXHIBIT 99

                    List of Albemarle Corporation Officers

Name                    Officers
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
Floyd D. Gottwald, Jr.* Chief Executive Officer and Chairman of the Executive Committee
William M. Gottwald*... Chairman of the Board and Secretary to the Executive Committee
Charles B. Walker*..... Vice Chairman of the Board
Mark C. Rohr*.......... President and Chief Operating Officer
E. Whitehead Elmore.... Executive Vice President
Paul F. Rocheleau...... Senior Vice President and Chief Financial Officer
John G. Dabkowski...... Vice President--Polymer Chemicals
Thomas F. Dominick..... Vice President, Regional Managing Director, Europe, Middle East and
                        Africa
Jack P. Harsh.......... Vice President--Human Resources
George P. Manson, Jr... Vice President, General Counsel and Secretary
George A. Newbill...... Vice President--Sourcing Organization
John J. Nicols......... Vice President--Fine Chemicals
John M. Steitz......... Vice President--Business Operations
Gary L. Ter Haar....... Vice President--Health and Environment
Michael D. Whitlow..... Vice President--Americas Sales and Global Accounts
Edward G. Woods........ Vice President--Corporate Development
Michael J. Zobrist..... Vice President--Investor Relations/External Affairs
Robert G. Kirchhoefer.. Treasurer and Chief Accounting Officer
Richard A. Sabalot..... Assistant Secretary

* Member of the Executive Committee

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